Exhibit 10r-8

AMENDMENT NO. 8 TO SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER
COMPENSATION

As of May 4, 2007

Summary of Director and Executive Officer Compensation, filed with the Securities and Exchange Commission on March 18, 2005, and amended as of May 9, 2005, August 10, 2005, February 22, 2006, March 31, 2006, May 12, 2006, November 20, 2006, and February 27, 2007, is hereby amended and restated in its entirety:

I.	DIRECTOR COMPENSATION.

The following table sets forth the rates of compensation for non-management directors that became effective on April 1, 2006.

Annual Retainer

Audit Committee Chairperson*	$45,000
Compensation and Organization Committee Chairperson	$42,500
Lead Director*	$50,000
Nominating and Governance Committee Chairperson	$40,000
Finance Committee Chairperson	$40,000
Safety and Environment Committee Chairperson	$38,500
Each Other Non-Management Director	$35,000

* Robert G. Paul, who is Chairperson of the Audit Committee as well as Lead Director, on an annualized basis, receives an annual retainer of $60,000 ($35,000 as a Non-Management Director, an additional $10,000 as Chairperson of the Audit Committee, and an additional $15,000 as Lead Director).

Board Meeting Attendance Fees

Non-Management Directors	$1,500

Committee Meeting Attendance Fees

Committee Chairpersons	$1,500
Committee Members	$1,000

Telephone Meetings	50% of the fee entitled had the meeting been held in person

Under the 2005 Equity Compensation Plan (the “2005 Plan”), the annual retainer for non-management directors was paid semi-annually in shares of Rogers Corporation (“Rogers”) capital stock, with the number of shares of stock granted based on their then fair market value (pro-rated to reflect directors joining or leaving the Board after the beginning of the year). However, beginning on January 1, 2007, non-management directors will receive the annual retainer semi-annually in cash unless they choose to receive Rogers capital stock. Stock options are also granted to each non-management director twice a year. Currently, such semi-annual stock option grants are for 2,250 shares (also pro-rated for a director joining or leaving the Board after the beginning of the year), each with an exercise price equal to the fair market value of a share of Rogers capital stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant even if the individual is no longer serving as a Rogers director.

On a yearly basis, non-management directors can choose whether to receive their meeting fees in cash, stock or a combination thereof. In addition, under Rogers’ non-qualified deferred compensation plan for non-management directors, such individuals may elect to defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in Rogers capital stock.

For 2007, certain of Rogers’ current non-management directors made the following elections:

Gregory B. Howey: Defer receipt of Rogers stock for the annual retainer. Receive meeting fees in Rogers stock, but defer receipt.

Carol R. Jensen: Receive the annual retainer in Rogers stock on a current basis.

Eileen S. Kraus: Receive meeting fees in Rogers stock on a current basis.

Rogers’ other non-management directors, Leonard M. Baker, Charles M. Brennan, III, Walter E. Boomer, Leonard R. Jaskol, and Robert G. Paul, by not making any such special election, will receive cash for the 2007 annual retainer on a current basis (as will Ms. Kraus) and will receive their meeting fees in cash on a current basis (as will Dr. Jensen).

II.	EXECUTIVE COMPENSATION.

The table below sets forth the base salaries provided to the following executive officers of Rogers as of the dates shown below.

Executive Officer	Annual Salary 5/29/06(1)	Annual Salary Effective 3/19/07

Robert D. Wachob	$433,004	$475,020
President and Chief Executive Officer

Dennis M. Loughran
Vice President Finance and Chief Financial Officer	$260,000	$273,000

Robert C. Daigle	$225,524	$242,502
Vice President, R&D and
Chief Technology Officer

John A. Richie	$201,032	$215,436
Vice President, Human Resources

Frank J. Gillern Vice President, Advanced Circuit Materials Division	$202,462	$212,602

Paul B. Middleton	$186,056	$193,596
Corporate Controller

(1) Effective May 29, 2006, the annual base salaries of Messrs. Daigle, Richie, Gillern and Middleton were increased to offset a decrease in their automobile and gasoline allowance. The other salaries listed in this column were effective as of 3/20/06.

Executive Officers are also eligible to receive a bonus each year under the Rogers Annual Incentive Compensation Plan. The Annual Incentive Compensation Plan has target bonuses of 60% to 75% of base salary for the CEO, and between 25% and 45% for the other executive officers. Actual bonuses may vary from 0% to 300% of the target bonuses depending on performance relative to annual profit improvement objectives. These amounts are determined by the performance of Rogers (Net Income Per Share) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% of the consideration for the executive officers listed below (except for Mr. Gillern, whose target is based 50% on corporate performance and 50% on business unit performance). For 2006, overall corporate performance exceeded the 300% target amount, and, as a result, all of the following executive officers received a bonus at the 300% level except for Mr. Gillern.

Executive Officer	Bonus Amount at 300% Level (1)

Robert D. Wachob	$909,308
President and Chief Executive Officer

Dennis M. Loughran	$312,000
Vice President Finance and
Chief Financial Officer

Robert C. Daigle	$271,939
Vice President, R&D and
Chief Technology Officer

John A. Richie	$211,384
Vice President, Human Resources

Frank J. Gillern Vice President, Advanced Circuit Materials Division	$118,258

Paul B. Middleton (2)	$139,601
Corporate Controller

(1) With respect to Mr. Gillern, Rogers’ Advanced Circuit Materials Division’s financial performance earned him a bonus of 54% of his target bonus for business unit performance. As stated above, Mr. Gillern’s target bonus is based 50% on corporate performance and 50% on business unit performance.

(2) None of the above executive officers received a bonus for 2005, except for Mr. Middleton, as bonus performance targets were not achieved in 2005. However, Mr. Middleton was awarded a $20,000 bonus for 2005 in recognition of his contributions as Acting Chief Financial Officer for ten months.

III.	A. EXECUTIVE OFFICER STOCK OPTION GRANTS.

Executive officers of Rogers are eligible to receive stock option grants each year, based on the individual's level in the organization and, the same performance criteria used to determine salary adjustments. These criteria are not weighted. Options generally have an exercise price equal to at least the fair market value of the Rogers stock as of the date of grant. Regular options generally have a ten-year life and generally vest in one-third increments on the second, third and fourth anniversary dates of the grant.

On February 15, 2006 and February 14, 2007, the Compensation and Organization Committee of the Board of Directors approved grants of stock options for a number of Rogers employees including the following executive officers; except for Mr. Wachob whose grants were approved on February 16, 2006 and February 15, 2007.

	2006		2007
Executive Officer	Number of Shares in Non-Qualified Stock Option Grant	Number of Shares in Incentive Stock Option Grant	Number of Shares in Non-Qualified Stock Option Grant

Robert D. Wachob	33,500	4,000	33,550
President and Chief Executive
Officer

Dennis M. Loughran	9,000	6,000	10,350
Vice President Finance and
Chief Financial Officer

Robert C. Daigle	2,600	6,000	10,350
Vice President, R&D and
Chief Technology Officer

John A. Richie	1,900	6,000	8,550
Vice President, Human Resources

Frank J. Gillern Vice President, Advanced Circuit Materials Division	7,200	0	7,750

Paul B. Middleton	0	5,750	6,200
Corporate Controller

All of the above 2006 non-qualified stock options and incentive stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2006 grants were at an exercise price of $48.00 per share, except in the case of Mr. Wachob, whose exercise price was $47.98 per share. The options granted to Messrs. Loughran, Daigle, Richie, Gillern and Middleton vest in one-third increments on the second, third and fourth anniversary of the grant date, February 15, 2006. The options granted to Mr. Wachob vest as follows: (i) the incentive stock option vests as to 2,000 shares on February 16, 2009 and 2,000 shares on February 16, 2010; and (ii) the non-qualified stock option vests as to 12,500 shares on February 16, 2008, 10,500 shares on February 16, 2009, and 10,500 shares on February 16, 2010. Collectively, Mr. Wachob's 2006 incentive stock option and non-qualified stock option vest in one-third increments beginning on the second anniversary of the grant date.

All of the above 2007 non-qualified stock options permit the purchase, for up to ten years (unless previously terminated), of the number of shares of common stock shown above. Such 2007 grants were at an exercise price of $52.51, except in the case of Mr. Wachob, whose exercise price was $53.10. All such options vest in one-third increments on the second, third, and fourth anniversary of the grant date, February 14, 2007, except Mr. Wachob whose grant date was February 15, 2007. None of the above individuals received an incentive stock option in February of 2007.

III. B.	EXECUTIVE OFFICER RESTRICTED STOCK GRANTS.

Prior to April 28, 2005, executive officers were eligible to receive stock options. However, as of April 28, 2005, executive officers became eligible to receive various other types of equity awards including restricted stock grants.

On February 15, 2006 Dennis M. Loughran, Rogers’ new Vice President Finance and Chief Financial Officer, was awarded 2,500 shares of restricted common stock, at a purchase price of $0 and which vest completely on the third anniversary date of the grant.

On March 16, 2006, the Compensation and Organization Committee (the “Committee”) of the Board of Directors approved awards of restricted stock to certain executive officers (the "2006 Awards"). The 2006 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2006, 2007 and 2008 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.

On February 14, 2007, the Committee approved awards of restricted stock to certain executive officers and a restricted stock award was made to Mr. Wachob on February 15, 2007 (collectively, the "2007 Awards"). The 2007 Awards are subject to the achievement of a pre-established performance goal relating to the cumulative annual growth in earnings per share of Rogers capital stock during fiscal years 2007, 2008 and 2009 as set by the Committee. No shares of restricted stock will be issued unless and until such performance goal is met.

The 2006 and 2007 targeted restricted stock awards were granted to the following executive officers:

Executive Officer	Target Number of Shares in 2006		Target Number of Shares in 2007

Robert D. Wachob	7,000		5,200
President and Chief Executive Officer

Dennis M. Loughran	2,500	(1)	1,450
Vice President Finance and Chief Financial Officer

Robert C. Daigle	1,600		1,450
Vice President, R&D and
Chief Technology Officer

John A. Richie	1,450		1,350
Vice President, Human Resources

Frank Gillern Vice President, Advanced Circuit Materials Division	1,350		1,200

Paul B. Middleton	1,050		1,000
Corporate Controller

(1) A time based award.

The exact number of shares of restricted stock that will be issued to each of the executive officers listed above will depend upon where the actual performance achieved during the three subsequent fiscal years from each grant falls on a performance scale set by the Committee, which ranges from 0% to 200% of the target number of shares specified above. This does not apply to Mr. Loughran’s February 15, 2006 grant which was time based.

IV.	RETIREMENT PLANS.

The table below sets forth information regarding the present value as of December 31, 2006 of the accumulated benefits of the executive officers listed below under the Rogers Corporation Defined Benefit Pension Plan (the “Pension Plan”) and the Rogers Corporation Amended and Restated Pension Restoration Plan (the “Pension Restoration Plan”). The present values were determined using interest rate and mortality rate assumptions consistent with those outlined in footnote 5 in the Company’s financial statements, which were filed with the Securities and Exchange Commission on February 27, 2007 as part of Rogers’ Annual Report on Form 10-K and which are incorporated herein by reference.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During the Last Fiscal Year
Robert D. Wachob	Rogers Corporation Pension Plan	23	$695,238	—
	Rogers Corporation Restoration Plan	23	$1,182,834	—
Dennis M. Loughran	Rogers Corporation Pension Plan	1	$19,235	—
	Rogers Corporation Restoration Plan	1	$3,805	—
Robert C. Daigle	Rogers Corporation Pension Plan	19	$250,050	—
	Rogers Corporation Restoration Plan	19	$2,771	—
John A. Richie	Rogers Corporation Pension Plan	30	$782,325	—
	Rogers Corporation Restoration Plan	30	$206,951	—
Frank J. Gillern	Rogers Corporation Pension Plan	29	$664,736	—
	Rogers Corporation Restoration Plan	29	$467,416	—
Paul B. Middleton	Rogers Corporation Pension Plan	6	$54,242	—
	Rogers Corporation Restoration Plan	6	—	—

Pension Plan

The basic formula for determining an employee’s annual pension benefit at normal retirement under the Pension Plan is equal to the sum of a participant’s base benefit, excess benefit, 30 year service benefit and the prior service benefit, where:

•	Base Benefit - 1.25% of the product of Average Monthly Compensation and Credited Service for periods after 2001.

•	Excess Benefit - 0.5% of Average Monthly Compensation in excess of 75% of Covered Compensation multiplied by Credited Service for periods after 2001.

•	30 Year Service Benefit - 0.5% of Average Monthly Compensation for periods after 2001 multiplied by Credited Service in excess of 30 years.

•
Prior Service Benefit - 55% of Average Monthly Compensation for periods before 2002 less 50% of the 12/31/2001 Social Security Benefit multiplied by the 12/31/2001 Year of Service Ratio and the Pay Ratio Increase.

•	12/31/2001 Year of Service Ratio - Years of Service as of December 31, 2001 divided by 30.

•	Pay Ratio Increase - current Average Monthly Compensation divided by Average Monthly Compensation as of 12/31/2001.

Compensation and period of employment are recognized under the Pension Plan as follows:

•
Average Monthly Compensation for a salaried employee is based on the monthly base rate of salary in effect on June 1st over a 10-year period. Average Monthly Compensation is equal to the highest five consecutive June 1st amounts divided by 5. Bonuses and other special pay are disregarded under the Pension Plan.

•
Credited Service means the period during which a participant is employed by Rogers as an eligible employee (rounded up to the next highest whole number of years) as determined under tax-qualified plan rules.

•
Covered Compensation is generally the average of the Social Security taxable wage bases in effect for each calendar year during the 35 year period ending with the last day of the calendar year in which the participant would have reached his or her Social Security retirement age.

A participant may commence payment of early retirement benefits at any time after attaining age 55 and completing five years of Vesting Service. Mr. Wachob, Mr. Gillern and Mr. Richie are currently eligible to take early retirement. The early retirement benefit equals the normal retirement benefit described above reduced by 0.333% for each month (4% per year) that a participant commences benefits before attaining normal retirement age.

Available forms of payment under the Pension Plan are as follows:

•	Single Life Annuity

•	Joint and Survivor Annuity (50%, 66 2/3% and 100%)

•	10 Year Certain Annuity

A lump sum form of payment is unavailable under the Basic Pension Plan (except for a single lump sum benefit if the actuarially equivalent value is $5,000 or less).

Annuity features providing for continued payment to a survivor or guaranteed payments to beneficiaries are not subsidized by Rogers. Employees may elect their form of payment under the Pension Plan when they begin to collect their pension benefit.

If a participant dies before commencing payments under the Pension Plan, a death benefit is payable to the participant’s surviving spouse or, if there is no surviving spouse, the participant’s surviving children under the age of 21. In general, this benefit equals the amount payable under the survivor portion of the 50% Joint and Survivor Annuity beginning in no event before the participant’s 55th birthday.

A participant who becomes disabled while employed at Rogers will continue to be treated as an active employee for purposes of the Pension Plan until age 65. As such, a disabled participant will continue to be credited with years of service and with the compensation rate in effect at the beginning of the disability. If a disabled participant retires after age 55 and commences payment of benefits, no additional credited service is granted.

Pension Restoration Plan

The Pension Plan limits the amount of pension benefits that may be provided to participants under the basic formula described above in accordance with certain limits under federal tax laws. The limits restrict the amount of compensation that can be taken into account under the Pension Plan to $220,000 (for 2006) and impose a maximum annual pension benefit commencing at age sixty-five to $175,000 (for 2006). To the extent that these limits reduce the benefits that one of the executive officers listed above earns under the Pension Plan’s retirement formula, Rogers provides an additional benefit under the Pension Restoration Plan. The Pension Restoration Plan is intended to make a participant whole for the benefits under the basic formula that could not be provided under the Pension Plan due to these limits or deferrals being made under the Voluntary Deferred Compensation Plan.

In addition, the Pension Restoration Plan provides for:

•
Average Monthly Compensation to include annual bonuses paid to certain senior executives over age 55 that have been specified by the Compensation and Organization Committee, (a) on or after January 1, 2004 in all events, and (b) paid before January 1, 2004 in the event of a covered executive’s death, disability, or termination of employment that results in the payment of severance. The only executive officers listed above currently entitled to this benefit are Messrs. Wachob, Gillern and Richie.

•
An executive officer at the time of a change of control will have benefits calculated under the Pension Restoration Plan (a) as if such officer had attained age 55 on the change of control and completed at least one day of service after attaining age 55 and (b) by including all annual bonuses as part of Average Monthly Compensation, subject to Internal Revenue Code Section 280G limitations discussed below.

•
A lump sum payment will be made if there is a change in control. For amounts accrued in 2005 a lump sum payment will be made if (a) the ratio of current assets to current liabilities falls below 1.4 to 1 for two consecutive quarters or (b) Rogers’ long-term debt for borrowed money exceeds 85% of Rogers’ net worth as reflected in Rogers’ financial statements.

•
Other supplemental benefits determined from time to time by the Compensation and Organization Committee, including crediting of service to new hires. To date, no supplemental benefits have been provided to the executive officers under this provision, except for Mr. Gillern who received credited service for the time that he was employed at one of the Company’s 50% owned joint ventures.

Except in the event of a change of control (as discussed above), benefit payments under the Pension Restoration Plan shall generally commence at the same time as under the Pension Plan. The form of payment will either be in annual installments or a lump sum depending upon the value of the plan benefit as follows:

Lump Sum Actuarial Equivalent Value of Benefits	Number of Annual Installments
$50,000 or less	Lump Sum
$100,000 or less, but greater than $ 50,000	2
$150,000 or less, but greater than $100,000	3
$200,000 or less, but greater than $150,000	4
Greater than $200,000	5

The Pension Restoration Plan has not yet been amended to comply with the requirements of Section 409A of the Internal Revenue Code.

V.	TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS.

Rogers’ severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by Rogers, except in the case of the executive officers of Rogers as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual’s employment terminates. The right of these executive officers to make such an election may be cancelled by Rogers or the executive on three years written notice. Mr. Wachob would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991.

The board of directors determined that it would be in the best interests of Rogers to ensure that the possibility of a change in control of Rogers would not interfere with the continuing dedication of Rogers executive officers to their duties to Rogers and its shareholders. Toward that purpose, Rogers has agreements with its Chief Executive Officer and certain of its other executive officers which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a change in control, as defined in the agreements. The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreements, unless either party objects to such extension. If within a 36 month period following a change in control, an executive’s employment is terminated without cause, as defined in the agreements, or if such executive resigns in certain specified circumstances, then the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called “excess parachute payments” under applicable provisions of the Internal Revenue Code of 1986. In the event that circumstances occur which would invoke the provisions of both the November 1991 policy described in the preceding paragraph and the change in control agreement, Mr. Wachob is entitled to select one or the other, but not both, to apply in that situation.